As filed with the Securities and Exchange Commission on December 14, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 10 to

Form S-8

Registration Statement No. 333-172824

UNDER THE SECURITIES ACT OF 1933

SOLARWINDOW TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	59-3509694
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

9375 E. Shea Blvd., Suite 107-B
Scottsdale, AZ 85260
(Address of Principal Executive Offices) (zip code)

2006 Incentive Stock Option Plan
(Full title of the plan)

Corporate Creations Network, Inc. 3260 N. Hayden Road, #210 Scottsdale, Arizona 85251 (480) 993-2162	(800) 213-0689
(Name and address of agent for service)	(Telephone number, including area code, of agent for service)

Copy to:

Joseph Sierchio, Esq.

Sierchio Law, LLP

430 Park Avenue, Suite 702

New York, New York 10022

Telephone: (212) 246-3030

Indicate by check mark whether the registrant is a large accelerated file, an accelerated file, a non-accelerated file, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[]
Non-accelerated filer	[x]	Smaller reporting company	[x]
		Emerging growth company	[]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

DE-REGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 10 (the “Post-Effective Amendment”) relates to the registration statement on Form S-8 Post-effective Amendment No. 9 (File No. 333-172824) (the “Registration Statement”), filed by SolarWindow Technologies, Inc. (the “Company”) on April 27, 2021 with the Securities and Exchange Commission to register the sale of 4,502,020 of the following securities: (i) 4,003,400 shares of our common stock, par value $0.001, issuable or issued to the selling stockholders upon exercise of options granted to the selling stockholders pursuant to Company’s 2006 Incentive Stock Option Plan (the “2006 Plan”), and (ii) 498,620 shares of our common stock issued to the Selling Stockholders pursuant to the 2006 Plan (collectively, the “Registered Securities”). Selling stockholders sold 5,112 under the Registration Statement.

The Company is filing this Post-Effective Amendment to terminate the effectiveness of the Registration Statement and to deregister 4,496,908 shares which shares represent all shares of the unsold Registered Securities.

Pursuant to the undertaking in Item 9 of the Registration Statements, the Company, by means of this Amendment, hereby terminates the Registration Statements and removes from registration all of the securities registered thereby which remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to its Registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on December 14, 2022.

SOLARWINDOW TECHNOLOGIES, INC.

By:	/s/ Justin Frere
Name:	Justin Frere
Title:	Interim Chief Financial Officer (Principal Financial Officer)